Inuvo, Inc. Announces Appointments to Board of Directors
Gordon Cameron and Kent Burnett join Board of Directors bringing significant data and technology expertise; Board member F. William Conner departs Board.

LITTLE ROCK, AR., November 1, 2016 – Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced that the Board of Directors appointed Mr. Gordon Cameron and Mr. Kent Burnett to the Board. Mr. Cameron was appointed as a Class I director to serve until our 2018 annual meeting of stockholders, and Mr. Burnett was appointed as a Class II director to serve until our 2019 annual meeting of stockholders. Mr. Cameron was appointed as a member of the Audit Committee of the Board of Directors and Mr. Burnett was appointed as a member of the Nominating, Corporate Governance and Compensation Committee of the Board of Directors. Both Mr. Cameron and Mr. Burnett are independent directors within the meaning of Section 803 of the NYSE MKT Company Guide.

In conjunction with these appointments, the Company also announced the resignation of F. William Conner as a director of the Company effective November 1, 2016. Mr. Conner has been a director of the Company since June 2014 and is leaving the board to focus 100% of his time as the Chief Executive Officer of security software firm SonicWall which was recently spun off from Dell. “We want to thank Bill for his service and contributions to the Inuvo board during a pivotal period in the development of the company and wish him the best in his new endeavor,” said Richard Howe, Chairman and Chief Executive Officer.

Mr. Howe continued, “We are very pleased to have Gordon and Kent join the Inuvo Board.” “Gordon brings exceptional applied analytics experience both as an executive in fintech and banking. The banks have always been among the most aggressive developers of analytics technology for both marketing and risk management. We are fortunate to have a leading purveyor of this technology on our board. Kent is equally seasoned in the areas of big data management and eCommerce, having built a successful IT career at Dillard’s. Between them, we believe we have an incredible resource to draw upon as we progress our marketing related artificial intelligence technologies.”

Mr. Cameron stated, “I am thrilled to join the Inuvo Board. Inuvo’s combination of digital assets and talent uniquely positions the company for the future and I am very excited about being a part of it.” Mr. Burnett added, “I am excited to be a part of such a fast growing innovative company with great people and a solid plan for the future.”

Mr. Cameron is a business transformation executive with three decades of success in growing businesses while managing risk. Mr. Cameron is currently an Executive Vice President in Retail Lending at PNC Financial Services, one of the largest diversified financial services institutions in the United States, where he serves as a credit risk executive, a position he has held since 2008. Prior to PNC Financial Services, Mr. Cameron was the Chief Credit Officer, Retail and Small Business Lending, at Canadian Imperial Bank of Commerce from 2005 to 2008. Mr. Cameron was the Chief Scientist Transaction Analytics, Global Account Management Solutions at Fair Isaac Corporation FICO from 2001 to 2005.
Mr. Burnett is a retired technology and ecommerce executive. Mr. Burnett joined Dillard’s, Inc., one of the nation’s largest fashion retailers, in 1979. Mr. Burnett held various executive level technology positions at Dillard’s, including Chief Information Officer, Western Division Chairman and from 2009 to

2016 was Vice President of Technology and Ecommerce. Prior to joining Dillard’s, Mr. Burnett held various marketing, technology and engineering positions at IBM.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves hundreds of millions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
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